Exhibit 10.1.6
TRADEMARK LICENSE AGREEMENT
     This TRADEMARK LICENSE AGREEMENT (the “Agreement”) made and entered into April 17, 2009 (“Effective Date”) by and between Walter Industries, Inc., a corporation duly organized and existing under the laws of the State of Delaware (“Walter”), and Walter Investment Management LLC, a limited liability company duly organized and existing under the laws of the State of Delaware, and a wholly-owned subsidiary of Walter (“Spinco,” and together with Walter, the “Parties” and each a “Party”).
     WHEREAS, Walter owns all the limited liability company units of Spinco;
     WHEREAS, Walter intends to distribute all of its interest in Spinco to Walter’s stockholders prior to the merger referred to below (the “Spin-Off”);
     WHEREAS, pursuant to the Second Amended and Restated Agreement and Plan of Merger dated February 6, 2009 (as may be further amended, supplemented, restated or otherwise modified, the “Merger Agreement”) by and among Walter, Spinco, JWH Holding Company, LLC (“JWHHC”), and Hanover Capital Mortgage Holdings, Inc. (“Hanover”), following the Spin-Off, Spinco will merge into Hanover;
     WHEREAS, Walter or its subsidiaries (collectively, the “Walter Parties”) own certain trademarks, domain names, corporate and/or trade names that JWHHC and/or its subsidiaries have used in connection with its mortgage finance, insurance, and reinsurance businesses;
     WHEREAS, prior to the Spin-Off, JWHHC will transfer its mortgage finance, insurance and reinsurance businesses to Walter, and Walter will transfer such businesses to Spinco; and
     WHEREAS, Spinco and its subsidiaries (collectively, the “Spinco Parties”) wish to use certain trademarks, domain names, corporate and/or trade names following the consummation of the Spin-Off and merger into Hanover, and Walter is willing to permit such use;
     NOW THEREFORE, in consideration of the premises and the mutual promises and covenants contained herein and for other good and valuable consideration (including that recited in the Merger Agreement), the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
SECTION 1 - GRANT OF LICENSE
     1.1. Licenses.
     (a) Walter, on behalf of itself and the other Walter Parties, grants to the Spinco Parties a perpetual, non-exclusive, paid-up, non-transferable (except as permitted in Section 7.4) license to use the trademarks, corporate and/or trade names on Exhibit A solely in the United States, its territories and possessions, and solely in connection with mortgage finance, lending, insurance and reinsurance services and financial services relating to the foregoing (the “Licensed Business”).

     (b) Walter hereby causes its subsidiary Jim Walter Homes, Inc. to grant to the Spinco Parties the paid-up, non-transferable right to maintain the registrations for the domain names on Exhibit A (the “Licensed Domains,” and together with the other items on Exhibit A, the “Licensed Marks”) solely for operating websites directed to customers in the United States, its territories and possessions, and solely in connection with the Licensed Business.
     1.2. Sublicensing. Each Spinco Party may sublicense the Licensed Marks to agents, distributors and other persons in connection with such Spinco Party’s operation of its own business, but not for the separate or unrelated use of any other person. Spinco is liable hereunder for any act or omission by any sublicensee that would breach this Agreement if made by Spinco.
     1.3. Reservations.
     (a) Spinco acknowledges, on behalf of itself and the other Spinco Parties, that each of them has no right under this Agreement to use any (i) trademarks, service marks, domain names, logos, corporate or trade names, trade dress or other source indicators (“Trademarks”) of the Walter Parties other than the Licensed Marks; (ii) Trademark containing the term “JWH”; (iii) Trademark containing the term “Walter,” other than the Licensed Marks; (iv) Trademark containing the term “Jim Walter” and/or any version or variation of the “flying W” logo depicted on Exhibit B; or (v) Trademark containing the term “Cardem.”
     (b) All rights not expressly licensed to the Spinco Parties in Section 1.1 are reserved to the Walter Parties, provided that Walter agrees that each of the Walter Parties will not use or grant any person a license to use in the Licensed Business the name “Walter” immediately adjacent to the word “Mortgage,” “Reinsurance,” “Investment,” “Finance,” “Bank,” or any other word that reasonably conveys to consumers any services included in the Licensed Business.
     1.4. Future Transfer. If at any time after the Effective Date Walter determines it no longer wishes to own any of the Licensed Marks, it shall notify Spinco, and upon Spinco’s request, the Parties shall execute a transfer of any such Licensed Marks to Spinco on mutually agreeable terms.
SECTION 2 - OWNERSHIP
     Each Spinco Party agrees that, as between the Walter Parties and Spinco Parties, the Walter Parties are the sole and exclusive owners of the Licensed Marks and all intellectual property rights therein. Each Spinco Party shall, upon the reasonable request and expense of Walter, take further actions and execute additional documents to establish and perfect the above rights. Each Spinco Party agrees not to question or contest the validity of, or the Walter Parties’ rights in the Licensed Marks and the associated goodwill. For clarity, the foregoing shall not limit Spinco from bringing any claim that Walter has breached this Agreement.
SECTION 3 - USE
     3.1. New Marks. Each Spinco Party may adopt and use as Trademarks any variations of the Licensed Marks on Part I of Exhibit A, if such Trademarks use “Walter” immediately adjacent to the word “Mortgage,” “Reinsurance,” “Investment,” “Finance,” or any other word that reasonably conveys to consumers any services included in the Licensed Business. Each

Spinco Party may adopt and use reasonable variations of the Licensed Marks on Part II of Exhibit A in its discretion, subject to Section 1.3. Spinco will give Walter prompt notice of any such new Trademark, which will be included in the definition of “Licensed Marks” for all purposes hereunder.
     3.2 Domain Names/Internet. Each Spinco Party will not be deemed to have breached the territorial restriction in Section 1.1(b) if persons outside the United States access any Internet websites operated under the Licensed Domains, provided that such websites are controlled by such Spinco Party and are directed at U.S. customers. Walter will cause the transfer of the registrations for the Licensed Domains to a designated Spinco Party within 30 days of the Effective Date, at Spinco’s expense for Walter’s out-of-pocket costs.
     3.3 Quality Assurance. Each Spinco Party will use the Licensed Marks solely (i) in accordance with good trademark practice; and (ii) in connection with products, services, content and materials maintaining quality levels at least as high as those of Walter’s past practice and that reflect favorably on Walter. Each Spinco Party will not take any action that could reasonably be expected to harm the Licensed Marks or their associated goodwill. Each Spinco Party shall, at its sole expense, comply at all times with all applicable laws, regulations, rules and reputable industry practice pertaining to the Licensed Business and its use of the Licensed Marks.
     3.4 Samples. To ensure the Spinco Parties’ compliance with Section 3.3, upon Walter’s request, Spinco will provide Walter with representative samples of all materials bearing the Licensed Marks in any media, no more than once a year (unless reasonably justified under the circumstances). If, in the exercise of its commercially reasonable judgment, Walter finds that any samples violate Section 3.3, Walter will inform Spinco in writing. Spinco will correct such non-compliance within a reasonable time thereafter, not to exceed 30 days.
SECTION 4 - INFRINGEMENT
     Spinco will notify Walter promptly after any Spinco Party becomes aware of any actual or threatened infringement, imitation, dilution, misappropriation, or other unauthorized use or conduct in derogation of the Licensed Marks. Walter will have the sole right to bring any claim, action, suit or proceeding (“Action”) to remedy the foregoing, and the Spinco Parties will cooperate with Walter in same at Walter’s expense.
SECTION 5 - WARRANTY AND INDEMNITY
     5.1. By Each Party. Each Party represents and warrants to the other Party that (i) the warranting Party has the requisite corporate or company power and authority to enter into this Agreement; (ii) the warranting Party’s execution, delivery and performance of this Agreement has been duly authorized by all requisite corporate or company action on its part; (iii) this Agreement has been duly executed and delivered by the warranting Party and, assuming due authorization, execution and delivery, constitutes a legal, valid and binding agreement, enforceable against the warranting Party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles; and (iv) neither the execution and delivery by the warranting Party of this Agreement or compliance and performance with any of the provisions hereof results in a default (or an event that, with notice or lapse of time or both, would become a default) or gives rise to any right of termination by any third Party, cancellation, amendment or acceleration of any obligation or the loss of any benefit under, any contract binding the warranting Party.
     5.2. Disclaimer. Except as expressly set forth in section 5.1, the Walter Parties make no representations or warranties, express or implied, with respect to this Agreement or the Licensed Marks, and expressly disclaim same, including any with respect to title, non-infringement, merchantability, value, reliability or fitness for use. Each Spinco Party’s use of the Licensed Marks is on an “as is” basis and is at its own risk.
     5.3. Indemnity. Each Party will defend at its expense, hold harmless and indemnify the other Party and its affiliates and their respective directors, officers, shareholders, agents and employees against any third-party Actions and all related losses, awards, judgments, settlements, costs, fees, expenses, liabilities and damages (including reasonable attorneys’ fees and costs of suit) to the extent arising out of or relating to the indemnifying Party’s breach of this Agreement or any representations, warranties, covenants or agreements herein.
SECTION 6 - TERM
     6.1. Term. The term of this Agreement commences as of the Effective Date and lasts in perpetuity, unless termination occurs pursuant to Section 6.2 or 6.3.
     6.2. Breach. If either Party materially breaches any provision hereof, the non-breaching Party may terminate this Agreement if the breaching Party does not cure such breach within 30 days following written notice thereof (or any mutually-agreed extension). Any such termination shall be effective upon written notice by Walter to Spinco made after such 30-day period (or any mutually-agreed extension).
     6.3. Bankruptcy. To the fullest extent permitted by applicable law, if Spinco (i) is unable to pay its debts when due, (ii) makes any assignment for the benefit of creditors, (iii) files any petition under the bankruptcy or insolvency laws, (iv) has a receiver or trustee to be appointed for its business or property, or (v) is adjudicated bankrupt or insolvent, Walter may at its discretion terminate this Agreement, upon 30 days’ prior written notice.
     6.4. Survival. Sections 2, 5, 6.4, 7.5 & 7.7 shall survive any termination of this Agreement.
SECTION 7 - MISCELLANEOUS
     7.1. Notice. All notices hereunder will be in writing and will be deemed given upon (a) confirmed receipt of a facsimile transmission, (b) confirmed delivery of a standard overnight courier or when delivered by hand or (c) five business days after the date mailed by certified or registered mail (return receipt requested), postage prepaid, to the Parties at the following addresses (or at such other addresses for a Party as will be specified by like notice):

If to Walter:	If to Spinco:

Walter Industries, Inc.	Walter Investment Management, LLC
4211 W. Boy Scout Blvd., 10th Floor	4211 W. Boy Scout Blvd., 4th Floor
Tampa, Florida 33607-5724	Tampa, Florida 33607-5724
Attention: General Counsel	Attention: General Counsel
Facsimile: (813) 871-4399	Facsimile: (813) 871- 4430

with a copy to:	with a copy to:

Simpson Thacher & Bartlett LLP	Simpson Thacher & Bartlett LLP
425 Lexington Avenue	425 Lexington Avenue
New York, New York 10017	New York, New York 10017
Attention: Peter J. Gordon, Esq. and	Attention: Peter J. Gordon, Esq. and
Lori E. Lesser, Esq.	Lori E. Lesser, Esq.
Facsimile: (212) 455-2502	Facsimile: (212) 455-2502
     7.2. Construction. The article and section headings in this Agreement are for reference purposes only and will not affect the interpretation of this Agreement.
     7.3. Severability. If any provision of this Agreement or the application of any such provision to any person or entity or circumstance, shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the Parties’ intent and agreement that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or by substituting another provision that is legal and enforceable and that achieves the same objective.
     7.4. Assignment; Binding Effect. Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned or assumed by a Party (whether by operation of law or otherwise) without the prior written consent of the other Party, which consent will not be unreasonably withheld, except to an affiliate as a result of an internal reorganization for tax or administrative purposes. For clarity, a merger, reorganization (including in bankruptcy), change of control or sale of all or substantially all of the assets or business to which this Agreement relates constitutes an “assignment” hereunder. In the event of a permitted assignment hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any attempted assignment in violation of the foregoing will be null and void at the outset.
     7.5. Third Parties. No person or entity (other than as specified in this Agreement) will be deemed a third party beneficiary under or by reason of this Agreement. Spinco is liable

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hereunder for any act or omission by any Spinco Party that would breach this Agreement if made by Spinco.
     7.6. Entire Agreement. This Agreement constitutes the entire agreement of the Parties and supersedes all prior and contemporaneous agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof. Exhibits A and B are expressly made a part of, and incorporated by reference into this Agreement.
     7.7. Governing Law/Jurisdiction. This Agreement will be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed therein. Each Party irrevocably submits to the jurisdiction of the state or federal courts in New York, New York for the purposes of any Action arising out of this Agreement. Each party unconditionally waives any right to a trial by jury in respect of any such action. The Parties agree that irreparable damage would occur to Walter in the event that Spinco materially breaches any provision of Sections 1-3 of this Agreement. Therefore, Walter may seek an injunction to prevent or enjoin such breach in the above courts without posting bond or other security.
     7.8. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which together will constitute one agreement. Facsimile signatures will serve as originals for purposes of binding the Parties hereto.
     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date written above.

WALTER INDUSTRIES, INC.

By:	/s/ Victor P. Patrick

Name:	Victor P. Patrick
Title:	Vice Chairman, Chief Financial Officer and General Counsel

WALTER INVESTMENT MANAGEMENT LLC

By:	/s/ Mark J. O’Brien

Name:	Mark J. O’Brien
Title:	Chairman and Chief Executive Officer

EXHIBIT A — LICENSED MARKS
Part I
Walter Investment Management Corp.
Walter Investment Management LLC
Walter Mortgage Company
WMC
Walter Investment Reinsurance Co. Ltd.
walterinvestment.com
walterinvestmentcorp.com
walter-investment.com
walter-investment.net
walter-investment.org
walter-investments.com
walter-investments.net
walter-investments.org
walterinv.com
walterinv.net
walterinv.org
waltermortgage.com
waltermortgage.net
waltermortgage.org
waltermortgageservicing.com
gowimc.com

Part II
Best Insurors
Best Insurors, Inc.
Mid-State Capital Corporation
Mid-State Homes, Inc.
Mid-State Capital, LLC
bestinsurors.com
bestinsurorsinc.com

EXHIBIT B

The “flying W” logo —